EXHIBIT 10.13(c)
Second Amendment to Lease
     This Second Amendment To Lease (this “Amendment”) dated April 15, 2005 is executed by and between Syufy Enterprises, L.P., a California limited partnership (“Landlord”) and CENTURY THEATRES, INC., a California corporation (“Tenant”).
Witnesseth:
     Whereas, Landlord and Century Theatres of California, Inc., a California corporation, entered into a lease dated September 30, 1995, as amended by that certain First Amendment to Lease, dated September 1, 2000 between Landlord and Century Theatres, Inc., a Delaware corporation (as amended, the “Lease”), for a motion picture building and related parking (the “Premises”) located at 1171 North Capitol Avenue in San Jose, California and known as Century Berryessa; capitalized terms used but not defined herein shall have the meanings set forth in the Lease; and
     Whereas, Century Theatres, Inc., a Delaware corporation (“Century Theatres (DE)”), succeeded Century Theatres of California, Inc., as Tenant; and
     Whereas, Century Theatres (DE) assumed all obligations of Century Theatres of California, Inc., as set forth in the Lease; and
     Whereas, Century Theatres, Inc., a California corporation, has succeeded Century Theatres (DE) as Tenant; and
     Whereas, Century Theatres, Inc., a California corporation, has assumed all obligations of Century Theatres (DE), as set forth in the Lease; and
     Whereas, the parties desire now to amend the Lease to revise and clarify certain obligations between the parties, as hereinafter provided;
     Now, Therefore, the parties hereto mutually agree that the Lease shall be amended as follows:
A. Alterations — Changes
     Section 7.01 is hereby amended as follows:
     1. The last sentence of Section 7.01(A) is deleted in its entirety and replaced with the following:
Except as set forth in Section 7.01(E) below, Tenant must obtain Landlord’s prior written approval, which approval may be given or withheld in Landlord’s sole and absolute discretion, prior to making any changes, alterations or additions which are structural or exterior in nature.
Century Berryessa — San Jose, California

     2. The following shall be inserted at the end of Section 7.01 (B):
If any such lien attaches to the Premises or any part thereof, and Tenant does not cause the same to be released by payment, bonding or otherwise within ten (10) days after the attachment thereof, Landlord shall have the right but not the obligation to cause the same to be released, and any sums expended by Landlord (plus Landlord’s administrative costs) in connection therewith shall be payable by Tenant on demand with interest thereon from the date of expenditure by Landlord at the rate of eighteen percent (18%) per annum. Tenant shall give Landlord at least ten (10) days’ notice prior to the commencement of any alterations, additions or changes, and cooperate with Landlord in posting and maintaining notices of non-responsibility in connection therewith.
     3. The following new Section 7.01(D) shall be inserted after Section 7.01(C):
Tenant shall obtain liability insurance, in form and amount and from an insurance company acceptable to Landlord, insuring against damage and injury to person and property arising out of any alteration, addition or change. Tenant shall deliver to Landlord reasonably satisfactory documentary evidence that such insurance is in force before starting any work.
     4. The following new Section 7.01(E) shall be inserted after Section 7.01(D) and before Section 7.02:
Notwithstanding the terms and provisions of Section 7.01(A) above, Tenant may, without first obtaining Landlord’s prior written approval, construct a movie theater containing up to fifty-thousand (50,000) square feet with up to sixteen (16) movie screens and up to two thousand seven hundred (2,700) seats (the “New Theater”), subject to the following:
(i) Prior to the construction of the New Theater, Tenant shall provide Landlord with copies of the following: (a) detailed final plans and specifications prepared by a licensed architect or engineer, (b) building permits and all other required governmental approvals for the construction of the New Theater, (c) a copy of the construction contract, including the name of the contractor and all subcontractors proposed by Tenant to construct the New Theater, and (d) a copy of the contractor’s license.
(ii) During the construction of the New Theater, Tenant shall continue to pay Landlord all Rent due and payable to Landlord pursuant to Article IV of this Lease.
(iii) Within forty-five (45) days following the completion of the New Theater, Tenant shall provide Landlord with copies of the following documents: (a) the as-built plans and specifications for the New Theater, and (b) all certificates of occupancy for the New Theater.
Century Berryessa — San Jose, California

(iv) The construction and operation of the New Theater shall not obstruct or interfere with the parking and access rights of other tenants (and their employees and invitees) on or about the Entire Premises or any property adjacent thereto and owned by Landlord or an affiliate of Landlord.
(v) Landlord shall contribute no funds towards and shall have no ownership interest in the New Theater subject to the rights and obligations of the parties in Section C (“Surrender”) below.
B. Landlord’s Right to Develop
     1. The second sentence of Section 2.01(a) of the Lease is hereby deleted in its entirety and replaced with the following:
Tenant expressly agrees that Landlord shall have the right, but shall have no obligation, to demolish, renovate, remodel, reconstruct or otherwise alter or develop in any manner the Entire Premises or any portion thereof for any and all uses beyond the Permitted Use (the “Development”) without Tenant’s consent; provided, however, that the Development shall not materially interfere with the Permitted Use or Tenant’s access to the Premises. In addition to developing some or all of the Entire Premises that are outside of the Building (which for all purposes herein shall include the New Theater), Landlord’s Development rights set forth above shall include all roof-top and other exterior communication and advertising rights on or about the Entire Premises, including, without limitation, the exclusive right to install, locate, maintain, use, replace and repair satellite dishes and other roof-top communications equipment on the roof of the Building. In connection with the foregoing, Tenant agrees that Tenant shall have no right to lease or otherwise allow any third party to access or use the roof of the Building or any portion of the Premises for any use other than the Permitted Use.
     2. Tenant hereby waives all claims of any nature whatsoever Tenant may now have or may hereafter have against Landlord relating in any manner to, directly or indirectly, the Development. Without limiting the generality of the foregoing, Landlord shall not be liable for any damage to persons or property located in, on or about the Premises resulting from or in connection with the Development, and Tenant waives and shall defend, indemnify and hold harmless Landlord from any and all claims asserted by Tenant or Tenant’s officers, agents, employees, contractors, licensees, invitees or guests arising from damage resulting from or in connection with the Development (except to the extent such damage is caused by the willful act or gross negligence of Landlord; provided, however, that Landlord shall not be liable for any consequential damages, including, without limitation, any claim for loss of profit or business).
C. Surrender
     Notwithstanding anything to the contrary in the Lease, upon the expiration or earlier termination of the Lease and promptly following Tenant’s receipt of a cost estimate thereof from
Century Berryessa — San Jose, California

Landlord, Tenant shall pay to Landlord an amount equal to the cost of demolishing the improvements located on the Premises and removing all surface debris therefrom to Landlord’s reasonable satisfaction, as such cost estimate is determined by Landlord in Landlord’s sole and absolute discretion; provided, however, that Tenant may remove any or all of Tenant’s furniture, fixtures and equipment (the “FF&E”) from the Premises, so long as such removal occurs within forty-five (45) days after the Termination Date and Tenant repairs all extraordinary damage caused by such removal. Except as set forth above, from and after the Termination Date, the parties shall have no further rights under the Lease nor further obligations with respect to the Premises, except for any rights or obligations which expressly survive the termination of the Lease in accordance with the provisions thereof or at law.
D. Miscellaneous
     1. This Amendment constitutes the entire understanding of the parties with respect to the subject matter hereof and all prior agreements, representations, and understandings between the parties, whether oral or written, are deemed null, all of the foregoing having been merged into this Amendment.
     2. This Amendment to Lease is hereby executed and shall be effective as of the date first written above. All other conditions of the Lease shall remain in full force and effect.
     3. This Amendment shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives and successors and assigns.
     4. Each party hereby specifically represents and warrants that its execution of this Amendment has been duly authorized by all necessary corporate or other action, and that this Amendment when fully signed and delivered shall constitute a binding agreement of such party, enforceable in accordance with its terms.
     5. The parties acknowledge that each party and/or its counsel have reviewed and revised this Amendment and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Amendment or any amendments or exhibits to this Amendment or any document executed and delivered by either party in connection with this Amendment.
     6. This Amendment may be executed in counterparts each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.
[Signatures on following page]
Century Berryessa — San Jose, California

     In Witness Whereof, Landlord and Tenant have executed this Amendment to be effective as of the date first written above.

Syufy Enterprises, L.P.,	Century Theatres, Inc.,
a California limited partnership	a California corporation
“Landlord”	“Tenant”

/s/ Raymond Syufy	/s/ Joseph Syufy

Raymond Syufy,	Joseph Syufy,
Chief Executive Officer	Chief Executive Officer
Century Berryessa — San Jose, California